Exhibit 23

Consent of Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-75093) on Form S-8 of Integra Bank Corporation of our report dated April 29, 2005, relating to the financial statements and supplemental schedule of the Integra Bank Corporation Employees’ 401(k) Plan as of and for the year ended December 31, 2004, which appear in the December 31, 2004, annual report on Form 11-K of Integra Bank Corporation.

/S/ BKD, LLP

Evansville, Indiana
June 16, 2005